Exhibit 4

The Bancorp, Inc.

409 Silverside Road

Wilmington, DE  19809

August 5, 2016

Castle Creek Capital Partners VI, L.P.

6051 El Tordo

Rancho Santa Fe, CA 92091

Dear Sir/Madam:

Reference is made to the Securities Purchase Agreement by and between The Bancorp, Inc., a Delaware corporation (the “Corporation”), and Castle Creek Capital Partners VI, L.P., a Delaware limited partnership (the “VCOC Investor”), dated as of August 5, 2016 (the “Securities Purchase Agreement”), pursuant to which the VCOC Investor agreed to purchase from the Corporation shares of its voting common stock, $1.00 par value per share (the “Common Stock”).  Capitalized terms used herein without definition shall have the respective meanings in the Securities Purchase Agreement.

For good and valuable consideration acknowledged to have been received, the Corporation hereby agrees that it shall:

•                                          For so long as the VCOC Investor, directly or through one or more Affiliates, continues to hold any Common Stock, provide the VCOC Investor or its designated representative with the governance rights set forth in the letter agreement, dated as of August 5, 2016, by and between the VCOC Investor and the Corporation;

•                                          For so long as the VCOC Investor, directly or through one or more Affiliates, continues to hold any Common Stock, without limitation or prejudice of any of the rights provided to the VCOC Investor under the Securities Purchase Agreement or any other agreement or otherwise, provide the VCOC Investor or its designated representative with:

(i)            the right to visit and inspect any of the offices and properties of the Corporation and its subsidiaries and inspect the books and records of the Corporation and its subsidiaries at such times as the VCOC Investor shall reasonably request upon three (3) business days’ notice but not more frequently than once per calendar quarter, provided, however, that such rights shall not extend to confidential bank supervisory communications, customer financial records or other “exempt records” as defined by 12 C.F.R. Part 309, or reports of examination of any national or state chartered insured bank, which information may only be disclosed by the Corporation or any subsidiary of the Corporation in accordance with the provisions and subject to the limitations of applicable law or regulation;

(ii)           consolidated balance sheets and statements of income and cash flows of the Corporation and its subsidiaries prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis (A) as of the end of each quarter of each fiscal year of the Corporation as soon as practicable after preparation thereof but in no event later than ninety (90) days after the end of such quarter, and (B) with respect to each fiscal year end statement, as soon as practicable after preparation thereof but in no event later than one hundred and twenty (120) days after the end of such fiscal year together with an auditor’s report thereon of a firm of established national reputation; and

(iii)          to the extent the Corporation or any of its subsidiaries is required by law or pursuant to the terms of any outstanding indebtedness of the Corporation or any subsidiary to prepare such reports, any annual reports, quarterly reports and other periodic reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 or otherwise, actually prepared by the Corporation or any of its subsidiaries as soon as available;

provided that, in each case, if the Corporation makes the information described in clauses (ii) and (iii) of this bullet point available through public filings on the EDGAR system or any successor or replacement system of the U.S. Securities and Exchange Commission, the delivery of the information shall be deemed satisfied by such public filings.

•                                          Make appropriate officers and directors of the Corporation, and its subsidiaries, available periodically and at such times as reasonably requested by the VCOC Investor for consultation with the VCOC Investor or its designated representative, but not more frequently than once per calendar quarter, with respect to matters relating to the business and affairs of the Corporation and its subsidiaries; and

•                                          If the VCOC Investor’s regular outside counsel determines in writing that other rights of consultation are reasonably necessary under applicable legal authorities promulgated after the date of this agreement to preserve the qualification of VCOC Investor’s investment in the Corporation as a “venture capital investment” for purposes of the United States Department of Labor Regulation published at 29 C.F.R. Section 2510.3-101(d)(3)(i) (the “Plan Asset Regulation”), the Corporation agrees to cooperate in good faith with the VCOC Investor to amend this letter agreement to reflect such other rights that are mutually satisfactory to the Corporation and the VCOC Investor and consistent with the Federal Reserve Policy Statement on Equity Investments in Banks and Bank Holding Companies; provided that such consultation rights shall be limited to once per calendar quarter.

The Corporation agrees to consider, in good faith, the recommendations of the VCOC Investor or its designated representative in connection with the matters on which it is consulted as described above, recognizing that the ultimate discretion with respect to all such matters shall be retained by the Corporation.

In the event the VCOC Investor transfers all or any portion of its investment in the Corporation to an affiliated entity (or to a direct or indirect wholly-owned conduit subsidiary of any such affiliated entity) that is intended to qualify as a venture capital operating company under the Plan Asset Regulation, such affiliated entity shall be afforded the same rights that the Corporation has afforded to the VCOC Investor hereunder and shall be treated, for such purposes, as a third party beneficiary hereunder.

The rights of the VCOC Investor under this letter agreement are unique to the VCOC Investor and shall not be assignable or transferrable other than to an affiliated entity that is intended to qualify as a venture capital operating company under the Plan Asset Regulation.

This letter agreement and the rights and the duties of the parties hereto shall be governed by, and construed in accordance with, the laws of the State of Delaware and may be executed in counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

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THE BANCORP, INC.

		By:	/s/ Damian Kozlowski
Name: Damian Kozlowski
Title: Chief Executive Officer

Agreed and acknowledged as of the date first above written:

CASTLE CREEK CAPITAL PARTNERS VI, L.P.

By: Castle Creek Capital VI LLC, its general partner

By:	/s/ David Volk
Name: David Volk
Title: Principal

[Signature Page to VCOC Letter Agreement]